Exhibit 99.1

pSivida Corp. Announces Plan to Consolidate all Research and Development in Current U.S. Facility

Plan to Facilitate Product Development and Reduce Operating Expenses

Watertown, MA (July 15, 2016) – pSivida Corp (NASDAQ:PSDV, ASX:PVA), a leader in the development of sustained release drug delivery products primarily for eye diseases, announced today that it is implementing a site consolidation plan in support of its product development program and plans to conduct all future research and product development in a single location. Subject to an employee consultation process required by local U.K. law, pSivida proposes to close its research facility in Malvern, U.K. and locate all research and product development activities in the Company’s state-of-the-art, cGMP facility in Watertown, MA.

Dr. Paul Ashton, president and CEO of pSivida, said, “We look forward to the seamless consolidation of the Durasert™ and Tethadur™ research and development work being done in our U.K. and our U.S. facilities in a single location. We believe this restructuring will focus our R&D efforts and facilitate product development while reducing operating expenses.”

pSivida expects the site consolidation plan will reduce pre-tax operating expenses by approximately $900,000 annually, beginning in the second quarter of fiscal year 2017, ending December 31, 2016. pSivida estimates that it will record approximately $680,000 of charges associated with the plan, of which approximately $550,000 is estimated to be cash expenditures. Actual charges may vary due to various factors, including currency exchange ratios and the outcome of the consultation process. The charges are expected to be recorded primarily in the first quarter of fiscal 2017, ending September 30, 2016, with the site consolidation expected to be substantially completed during that quarter, subject to local U.K. labor requirements.

About pSivida Corp. pSivida Corp. (www.psivida.com), headquartered in Watertown, MA, is a leader in the development of sustained release, drug delivery products for treating eye diseases. pSivida has developed three of only four FDA-approved sustained-release treatments for back-of-the-eye diseases. The most recent, ILUVIEN®, a micro-insert for diabetic macular edema, licensed to Alimera Sciences, is currently sold in the U.S. and three EU countries. Retisert®, an implant for posterior uveitis, is licensed to and sold by Bausch & Lomb. pSivida’s lead product candidate, Medidur™, a micro-insert for posterior uveitis being independently developed, is currently in pivotal Phase 3 clinical trials, with an NDA anticipated in 2017. pSivida’s pre-clinical development program is focused on using its core platform technologies Durasert™ and Tethadur™ to deliver drugs and biologics to treat wet and dry age-related macular degeneration, glaucoma, osteoarthritis and other diseases. To learn more about pSivida please visit www.psivida.com and connect on Twitter, LinkedIn, Facebook and Google+.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements include uncertainties with respect to: actual amounts incurred to implement the site consolidation and actual savings achieved as a result; the safety and efficacy of the TKI insert for wet AMD, the initiation and completion of clinical trials and potential marketing approval of the insert; designation of Medidur as an orphan medicinal product; our ability to achieve profitable operations and access to capital; fluctuations in our operating results; further impairment of our intangible assets; declines in Retisert royalties; successful commercialization of, and receipt of revenues from, ILUVIEN for DME; the effect of pricing and reimbursement decisions on sales of ILUVIEN for DME; consequences of fluocinolone acetonide side effects; safety and efficacy results of the second Medidur Phase 3 trial, number of trials and data required for, and timing of filing and acceptance of, the Medidur NDA and EU marketing approval applications, if at all; ability to use data in a U.S. NDA from trials outside the U.S.; any exercise by Pfizer of its option with respect to the latanoprost product; our ability to develop Tethadur to successfully deliver large biologic molecules and develop products using it; our ability to successfully develop product candidates, initiate and complete clinical trials and receive regulatory approvals; our ability to market and sell products; the success of current and future license agreements; termination or breach of current license agreements; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; legislative or regulatory changes; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the SEC. You should read and interpret any forward-looking statements in light of these risks. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contact in US:

Beverly Jedynak

T:   312-943-1123

M:  773-350-5793

blj@bevlynconsulting.com